United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of the transaction:

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following supplemental information is being filed for the purpose of correcting the descriptions of the required vote and effect of abstentions with respect to the proposal to approve the 2020 Equity Incentive Plan, as described in the proxy materials of Vocera Communications, Inc. (the “Company”). There are no other modifications or supplements to the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2020.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

Required Vote

Proposal 1:    Each director will be elected by a majority of the votes cast, which means that each of the three individuals nominated for election to the Board of Directors at the meeting will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes “AGAINST” that nominee. You may not cumulate votes in the election of directors.

Proposal 2:    Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.

Proposal 3:    Approval, on an advisory basis, of the named executive officer compensation will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. This vote is advisory and non-binding in nature.

Proposal 4:    Approval of a new 2020 Equity Incentive Plan will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the aggregate number of votes “AGAINST” the proposal and abstentions from voting on the proposal.

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the outcome of the matters voted upon in Proposals 1, 2 or 3. However, for Proposal 4, the New York Stock Exchange (the “NYSE”) listing standards require approval by at least a majority of votes cast on this Proposal, and under NYSE guidance, an abstention counts as a vote cast. Accordingly, abstentions will have the same effect as a vote “against” Proposal 4. Broker non-votes occur when shares held by a broker for a beneficial owner are represented at the meeting but not voted on the particular proposal either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon, except with regards to Proposal 2, which is considered a routine proposal and is subject to the discretionary vote of the holder. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

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